Filed Pursuant to Rule 433

Registration No. 333-144830

Term Sheet dated May 13, 2008 supplementing

Preliminary Prospectus Supplement dated May 13, 2008

and Prospectus dated July 24, 2007

Term Sheet

Issuer:	United Technologies Corporation
Size:	$1,000,000,000
Title:	6.125% Notes due 2038
Maturity:	July 15, 2038
Coupon:	6.125%
Price to Public:	99.707%
Yield to Maturity:	6.145%
Spread to Benchmark Treasury:	153 bps
Benchmark Treasury:	5.000% UST due May 2037
Benchmark Treasury Spot and Yield:	4.615%
Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2009
Make-Whole Call:	UST + 25 basis points
Trade Date:	May 13, 2008
Settlement Date:	May 16, 2008
CUSIP:	913017 BP3
ISIN:	US913017BP39
Denominations	$2,000 x $1,000

Ratings:	A2/A/A+ (stable/stable/stable)

A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc. BNP Paribas Securities Corp.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling by calling Banc of America Securities LLC’s toll-free number 1-800-294-1322, Citigroup Global Markets Inc.’s toll-free number 1-877-858-5407, BNP Paribas Securities Corp.’s toll-free number 1-800-854-5674, HSBC Securities (USA) Inc.’s toll-free number 1-866-811-8049, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.